UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Three Leading Proxy Advisors Recommend ECAT Shareholders Support Board Nominees and Oppose

Saba’s Termination Proposal Ahead of June 26 Annual Meeting

Egan-Jones joins ISS and Glass Lewis to Recommend Shareholders Vote on ECAT’s WHITE Card Against the

Proposal to Remove BlackRock as Investment Adviser and in Favor of Incumbent Trustees, Opposing the

Dissident’s Full Slate of Nominees

June 23, 2025 – NEW YORK – BlackRock Advisors, LLC (“BlackRock”) announced today that Egan-Jones recommended that shareholders of BlackRock ESG Allocation Term Trust (NYSE: ECAT) (the “Fund”) vote on the WHITE card FOR all ten incumbent Board nominees and AGAINST the proposal put forth by a dissident shareholder to terminate BlackRock as investment adviser at the Fund’s annual meeting on June 26, 2025. In making its recommendation, Egan-Jones opposed the dissident’s full slate of eight nominees. Egan-Jones joins Institutional Shareholder Services (“ISS”) and Glass Lewis as the third independent proxy advisory firm to recommend shareholders vote in favor of incumbent Board nominees and against the proposal put forth by the dissident.

Important statements in the Egan-Jones report include1:

•	“…we recommend shareholders vote on the WHITE proxy card FOR all 10 management nominees and AGAINST Saba’s shareholder proposal to terminate the investment management agreement.”

•	“ECAT’s shareholder returns have been superior compared to peers.”

•

“We believe that Saba Capital has not made a compelling case to terminate the Investment Management Agreement. In our view, the Fund has benefited from BlackRock’s extensive expertise as an investment advisor for years, and as such termination of the agreement will be detrimental to the Fund’s future state. We believe that approval of the proposal is not in the best interests of the Fund and its shareholders.”

As previously announced, ISS and Glass Lewis recommended shareholders vote on the WHITE proxy card FOR Board nominees and AGAINST the termination proposal, and that they do NOT vote on the dissident’s gold proxy card.

VOTE FOR ALL BOARD NOMINEES AND AGAINST TERMINATION ON THE WHITE PROXY CARD TODAY

Only your latest dated proxy will count at the meeting. Please do NOT send back any proxy card other than the one you receive from BlackRock as this will cancel your prior vote for the Board nominees.

If you have already sent back a gold proxy card, you can still change your vote by

(1) using the website provided on the WHITE proxy card;

(2) calling the toll-free number provided on the WHITE proxy card; or

(3) promptly completing, signing, dating and returning the WHITE proxy card. Any of these actions will replace the proxy card you previously completed.

If you have any questions about the nominees or proposals to be voted on, please call Georgeson LLC, the firm assisting us in the solicitation of proxies, toll free at (866) 441-6128.

The Fund’s letters, proxy statement and proxy card for the annual meeting of shareholders to be held on June 26, 2025 are available at https://www.proxy-direct.com/blk-34442. More information about ECAT may be found here: https://www.blackrock.com/us/financial-professionals/investments/products/closed-end-funds/ecat.

[1]	Permission to use quotes was neither sought nor obtained.

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